As filed with the Securities and Exchange Commission on March 12, 2009

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________________

Rodman & Renshaw Capital Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-1374481
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

1251 Avenue of the Americas
New York, New York 10020
(212) 356 - 0500

(Address, including zip code, and telephone number, including area code, of principal executive offices)
__________________________________

Amended and Restated
2007 Stock and Incentive Plan

(Full title of the plan)
__________________________________

     Edward Rubin
Chief Executive Officer
1251 Avenue of the Americas
New York, New York 10020
 (212) 356 – 0500
(Name and address, including zip code, and telephone number, including area code, of agent for service)
__________________________________

Please send copies of all communications to:

Kenneth S. Rose, Esq.
Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue
New York, New York 10022
(212) 838-5030
(212) 838-9190 Facsimile
__________________________________

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share, issuable under the 2007 Stock and Incentive Plan (the “Plan”)	8,818,055 Shares	$0.26 (2)	$2,292,694	$90.10
Common Stock ,par value $.001 per share, issuable under the Plan	750,000 Shares	$5.00 (3)	$3,750,000 (4)	$147.38
Total				$ 237.48

(1)	The Registration Statement covers: (i) 9,568,055 shares issuable under the Plan; and (ii) an indeterminate number of additional shares as may be added to the Plan to adjust for capital changes pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”).

(2)	Estimated pursuant to Rule 457(c) and (h) under the Act, solely for the purpose of calculating the registration fee based on the average of the high and low price per share of the Common Stock reported by the NASDAQ Global Market on March 9, 2009.

(3)	Represents the maximum exercise price for outstanding options granted under the Plan.

(4)	Calculated in accordance with rule 457(h).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Rodman & Renshaw Capital Group, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 11, 2009; and

(2)	The description of the Company’s Common Stock, contained in its Registration Statement on Form 8-A, effective on October 10, 2007, registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purposes of updating such information.

     All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

       The Company will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus included in this Registration Statement is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference into this Registration Statement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to:

Gregory Dow
General Counsel
Rodman & Renshaw Capital Group, Inc.
1251 Avenue of the Americas
New York, New York 10020
(212) 356-0500

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, New York, New York. One of the partners of Morse, Zelnick, Rose & Lander, LLP owns 14,922 shares of the Company’s common stock and warrants to purchase an additional 3,391 shares at $7.00 per share.

     KPMG, LLP, an independent registered public accounting firm, audited the consolidated financial statements of the Company as of December 31, 2008 and for the year then ended as set forth in their report dated March 11, 2009. The Company incorporates by reference to these financial statements in this prospectus, and in the registration statement of which this prospectus is a part, in reliance on KPMG LLP’s report, given on their authority as experts in accounting and auditing.

     Marcum & Kliegman LLP, an independent registered public accounting firm, audited the consolidated financial statements of the Company as of December 31, 2007 and 2006 and for the years then ended as set forth in their report dated March 14, 2008. The Company incorporates by reference to these financial statements in this prospectus, and in the registration statement of which this prospectus is a part, in reliance on Marcum & Kliegman LLP’s report, given on their authority as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.

     Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides that none of its directors shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       The Company’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company’s certificate of incorporation provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

     The Company entered into indemnification agreements with each of its directors and intends to enter into indemnification agreements with each of its executive officers. These indemnification agreements may require the Company, among other things, to indemnify our directors and executive officers for some expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of the Company’s directors or executive officers, or any other company or enterprise to which the person provides services at the request of the Company.

     The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

     In any underwriting agreement the Company enters into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Company, the Company’s directors, officers and persons who control the Company with the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this registration statement:

Exhibit
No.	Description

4.1	Specimen Stock Certificate. (1)

5.1	Opinion of Morse, Zelnick, Rose and Lander, LLP. *

23.1	Consent of KPMG, LLP, independent registered public accounting firm.*
23.2	Consent of Marcum & Kliegman LLP, independent registered public accounting firm.*
23.3	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

_______________________

*	Filed herewith.

	(1)	Filed as an exhibit to Amendment #1 to our Registration Statement on Form S-1 (SEC No. 333-144684) on September 20, 2007 and incorporated herein by reference.

Item 9. Undertakings.

  (a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

  (4) That, for the purpose of determining liability of the undersigned Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 11, 2009.

RODMAN & RENSHAW CAPITAL GROUP, INC.

By:	/s/ Edward Rubin
Edward Rubin — Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

       ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward Rubin and David Horin, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities indicated on the date set forth above.

Chief Executive Officer, President and
/s/ Edward Rubin	Director
Edward Rubin	(principal executive officer)

/s/ David Horin	Chief Financial Officer
David Horin	(principal financial and accounting officer)

/s/ Wesley K. Clark	Chairman and Director
Wesley K. Clark

/s/ Michael Vasinkevich	Vice Chairman and Director
Michael Vasinkevich

/s/ John J. Borer III	Senior Managing Director, Head of
John J. Borer III	Investment Banking and Director

/s/ Sam Dryden	Director
Sam Dryden

/s/ Richard M. Cohen	Director
Richard M. Cohen

Director
Winston Churchill

/s/ Mark L. Friedman	Director
Mark L. Friedman

/s/ Marvin I. Haas	Director
Marvin I. Haas

/s/ Peter F. Drake	Director
Peter F. Drake